[Translation]
Exhibit 10.11
Transfer Agreement

Party A: Shenzhen Jiancheng Investment Ltd.
Party B: Tibet Changdu Huiheng Development Ltd.

Both parties reached the following agreement regarding transferring all the assets, operating rights and interests held by Party A in the “Project of Accelerator Center at Liaocheng Traditional Chinese Hospital” (hereafter “Liaocheng Project”) to Party B.

i.	Assets, Operating Rights and Interests to Be Transferred The assets, operating rights and interests to be transferred are: all rights and interests held by Party A in Liaocheng Project, including:
(1)	Assets to be transferred: all assets invested by Party A under the Contract for Co-Establishment of Accelerator Treatment Research Center between Party A and Liaocheng Traditional Chinese Hospital;
(2)
Rights and Interests to be transferred: all rights and interests held by Party A under the Contract for Co-Establishment of Accelerator Treatment Research Center between Party A and Liaocheng Traditional Chinese Hospital.

   Both parties agree that after the above-mentioned asset transfer completed, Party B will obtain the earning rights in Liaocheng Project.

ii.	Transfer Price Both parties agree that the total price for transferring the assets, operating rights and interests in Liaocheng Project is RMB nine million (9,000,000).

iii.	Transfer Process
1.
Within five (5) business days after the Agreement is executed, Party B shall pay a deposit to Party A , and Party A shall provide Party B a List of Project Documents of Liaocheng Project (including project overview, background information, cooperation contract, and a list of assets under the contract, etc) based on Party B’s request. Such List of Project Documents will be taken as the basis for the transfer transaction by both parties, upon which Party B will determine its initial purchase intention. All materials provided by Party A must be authentic, complete and accurate.

2.
Party B verifies project. After its initial purchase intention is determined, within twenty (20) business days after receiving List of Project Documents provided by Party A, Party B may verify the status of the project. Both parties shall sign on the verification sheet after verification is completed. If the verification result matches with information provided by Party A under List of Project Documents, Party B shall take over the assets, operating rights and interests held by Party A under the cooperation contract of Liaocheng Project while it shall pay the transfer price to Party A as agreed. In the meanwhile, Party A shall arrange communications with the hospital. If the verification result shows significant inconsistency from those listed in List of Project Documents, both parties may solve the dispute through negotiation. If negotiation fails to meet with requirements specified in List of Project Documents, Party B may withdraw from the transfer transaction, in the mean while Party A shall return all deposit paid by Party B back to Party B and shall pay Party B interest of the deposit based on bank interest rate over the same period. If Party B fails to perform the Agreement and withdraw from the transfer transaction while the verification result matches with List of Project Documents, Party B shall bear all responsibilities for breach of contract and shall be liable for compensation.

3.
Transfer rights and interests held by Party A in the cooperation project. Both parties shall enter into a written supplemental agreement to determine the specific date for transferring the rights and interests held by Party A in the cooperation project and to determine the ownership of such assets, rights and interests before and after the transfer date. Party A shall hand over to Party B all legal documents, financial documents and related materials related to Liaocheng Project. The general rule is that all these documents and materials shall be in their original forms. If original documents or materials are not available, then their photocopies shall be provided affixed with Party A’s seal. Party B shall have the right to determine whether it will continue to employ related staff of the Liaocheng Project. For those Party B determines to continue to hire, Party A shall arrange matters related to the execution of labor contract in accordance with Party B’s requirement. For those Party B decides not to hire, it is Party A’s responsibility for laying them off.

iv.	Transfer Payment
1.
Party B shall pay Party A RMB one million (1,000,000) as project transfer deposit within five (5) business days after the Agreement is executed by both parties. If contract between the two parties and the Agreement indeed have been performed, then the deposit will be taken as part of the project transfer payment;

2.
After (i) the deposit has been credited into Party A’s bank account, (ii) the Agreement has been taken into force, and (iii) Party B completes the verification work within twenty (20) days after receiving List of Project Documents provided by Party A, Party B shall pay Party A another RMB three million (3,000,000) as project transfer payment within five (5) business days after both parties confirm;

3.
After actual transfer of assets, rights and interests has completed, Party B shall pay Party A another RMB four million (4,000,000) as project transfer payment within five (5) business days and Party A shall then issue an invoice for the full transfer of assets to Party B.

4.	After actual transfer of assets, rights and interests has completed, Party B shall pay Party A another RMB one million (1,000,000) as project transfer payment within ninety (90) days.

v.	Representations and Warranties
1.	Representations and warranties by Party A
(1)
Party A guarantees it has full, effective ownership and power of disposal over the assets to be transferred, and it will not cause damage to any third party’s rights and interests or raise any dispute;

(2)
Up to the execution date of the Agreement, Party A has never used the assets to be transferred for the purposes of transferring, pledging, paying a debt, holding as a collateral, or disposed in any other manner. Nor there is any debt or debt related dispute involved with the assets to be transferred. In addition, Party A has never used its rights and interests in Liaocheng Project as a pledge to any third party;

(3)	The assets to be transferred are in good condition and function as normal;

(4)
Party A guarantees that it has disclosed Liaocheng Project to Party B in an authentic, accurate and complete way and it has disclosed to Party B all related facts, matters or conditions in connection with performance of the original cooperation contract;

(5)	In order not to cause any damage to Party B’s rights and interests, Party A will not change terms of the original cooperation contract in any manner;
(6)
Party A does not owe any related personnel in the Accelerator Treatment Research Center any salary, bonus and marketing fees. If there is such a balance due, it shall be deducted from the project transfer payment.

(7)	Without Party B’s prior written consent, Party A, at Liaocheng Traditional Chinese Hospital, shall not work with any third party for any project that competes with Liaocheng Project;
(8)	Party A shall not initiatively deploy any key personnel in Liaocheng Project.
(9)	Party A will perform its obligations under the Agreement in accordance with the principle of honesty and good faith.

2.	Representations and warranties by Party B
(1)	The source of fund for the project transfer payment is lawful;
(2)	Party B has sufficient fund to fulfill its payment obligation under the Agreement;
(3)	Party B will perform its obligations under the Agreement in accordance with the principle of honesty and good faith.

vi.
Liabilities for Breach of Contract
If either party has violated Subsection 1 and 2 of Article v “Representations and Warranties” of the Agreement, the other party has the right to terminate the Agreement, and the Party in violation shall compensate the other party all financial damages.

vii.	Cost Undertaken Both parties shall bear their respective cost for executing and performing the Agreement (including tax payable), except provided otherwise.

viii.	Force Majeure
1.
Should either party be prevented from performing all or part of its obligations or delayed for performing its obligations under the Agreement due to an event of Force Majeure, it shall be exempt from the default liabilities arising therefrom. However, it shall take all necessary relief measures if allowed to reduce losses caused by the event of Force Majeure.

2.
The Party claiming for Force Majeure shall notify the other party in writing of such event as soon as possible, and, within fifteen (15) days after the event of Force Majeure occurred, provide a written report including obligations under the Agreement that cannot be performed or fully performed and the reason for delay of performance.

ix.	Information Disclosure and Confidentiality
1.
Party B shall fulfill its obligation of confidentiality on any trade secret, know-how and project operation information of Party A and of the project that is known to Party B through performance of the Agreement. Party B shall not disclose such confidential information to any third party or make it public-known.

2.
Party B shall take necessary measures to maintain the trade secret and operation secret of Party A and of its cooperation partner (the hospital) that is known to Party B through  performance of the Agreement and keep such information in confidential. Except for an ordinary use in contract performance, Party B shall not disclose, tell, give or transfer to any third party in any manner for the project materials provided by Party A, unless with Party A’s prior written consent.

x.
Governing Law and Dispute Resolution
The Agreement shall be governed by Chinese law. If there shall be any dispute under the Agreement, the parties shall resolve the matter through negotiation; if such negotiation fails, either party may refer the dispute for arbitration at an arbitration organization that is located at the place where the Agreement is executed.

Any change to the Agreement shall be provided as a supplemental agreement in writing executed by both parties.

xi.	Execution and Effectiveness
1.	The Agreement will become effective after it is signed by legal representatives or authorized representatives of both parties affixed with seals of both parties.
2.	The Agreement includes four (4) copies with each party holding two (2) copies.
3.	The Agreement prevails in case of any inconsistency between the Agreement and Contract.

Party A: Shenzhen Jiancheng Investment Ltd. (sealed and signed)
Date: 03/13/2011

Party B: Tibet Changdu Huiheng Development Ltd. (sealed and signed)
Date: 03/14/2011

Radiation Oncology Center Co-establishment Contract
Liaocheng Traditional Chinese Hospital, Shandong Province
Jiancheng Investment Co., Ltd., Shenzhen
August 23, 2007

CONTRACT OF COOPERATION

Jiancheng Investment Co., Ltd. and Liaocheng Traditional Chinese Hospital (“the Hospital”), through friendly consultation, according to relevant laws and regulations of People’s Republic of China, as well as principles of equality and mutual benefits, decide to jointly establish the Radiation Oncology Research Center (“the Center”) at Liaocheng Traditional Chinese Hospital in Liaocheng City, Shandong Province.

Chapter One: CO-PARTIES

Article 1:             Party A:        Liaocheng Traditional Chinese Hospital, Shandong Province
Legal Representative: Shang Shangang
Position: President
Telephone: 0635 – 8340554
Facsimile: 0635 – 8343956
Postcode: 252000
Address: No. 1 Wenhua Road, Liaocheng City, Shandong

                             Party B:         Jiancheng Investment Co., Ltd., Shenzhen
Legal Representative: Li Jun
Position: Chairman
Telephone: 0755 – 25331498
Facsimile: 0755 – 25331319
Postcode: 518038
Address: Room 507, Plaza B, Yingdali Digital Zone, Futian Free Trade Zone, Shenzhen

Article 2:	The Center Name: Radiation Oncology Research Center at Liaocheng Traditional Chinese Hospital

Article 3:	The Center Address: Liaocheng Traditional Chinese Hospital

Article 4:	All activities of the Center must comply with laws and regulations of People’s Republic of China (“PRC”).

Article 5:
Both parties agree that during the term of the Contract, Party A will not work with any radiotherapy equipment manufacturer or radiotherapy equipment investor other than Party B. Party A’s non-compliance of such commitment will be seen as serious breach of contract. The default party will compensate any losses herein caused.

Article 6:	If one party transfers part or whole of its shares of the Center during the term of the Contract, the other party shall have an independent or common preemption right under the same conditions.

Article 7:
The Center, not under control or belonging to any existing department of the Hospital, has independent operation and independent accounting. As a functional department of the Hospital, the Center shall subject to unified control of the Hospital in administration and public management.

Chapter Two: PURPOSE, MANNER, TERM, DUTIES AND DISTRIBUTION PLAN OF THE COOPERATION

Article 8:
COOPERATION PURPOSE: through establishment of the Radiation Oncology Research Center in the Hospital, active treatment and research will be conducted and clinic treatment quality will improve, which in return will help the Center become one of the leading combined clinic-research modern medical organizations in the region and achieve great social and economic benefits.

Article 9:	COOPERATION MANNER:

Party B provides:
Medical electronic linear accelerator with high does rate output 400cGY/min 6mv: one (1)
Automatic 60-pair Muti-leaf collimator treatment system HSR-GW60 (including TPS system): one (1)
CT-sim analog positioning system (not including CT machine)
Radiotherapy simulator machine: one (1)
Dose meter: one (1)

Party A provides:
equipment room that matches with the aforementioned equipment requirements, office place, office stationary/facilities, the medical care staffs required by the Center and other accessory facilities (including but not limited to air-conditioner, dehumidifier, and air purifier) as its cooperation input.

Article 10:
COOPERATION TERM of the Center is ten (10) years, since the clinic official opening date with treatment of the very first case of illness. Initiated by one party’s proposal and after unanimous approval by the Council, both parties may discuss contract extension matters since six (6) months before the cooperation term expires.

Article 11:	Ownership of assets invested by either party during the cooperation term still belongs to the respective owner.

Article 12:	Both parties shall distribute “Profits of the Center”* during the cooperation term according to the follow:
In Year 1, Party A receives 20% and Party B receives 80%;
During Year 2 and Year 5, Party A receives 30% and Party B receives 70%;
During Year 6 and Year 10, Party A receives 40% and Party B receives 60%. * “Profits of the Center” means the medical treatment revenue of the Center deducting from operating costs of the Center.

Article 13:	Both Parties shall fulfill their respective obligations as follows: Party A’s duties:
1.	Since the Contract is executed, Party A shall start preparing Center establishment documentations for all sorts of government approvals and bear corresponding costs;
2.	Party A is responsible for confirming the Center infrastructure plan and provides equipment room as well as accessory room;
3.	Party A is responsible for implementing water, electricity, roads and other infrastructure facilities;
4.	Party A is responsible for referring professional medical staffs in order to provide the Center necessary health care skill support;
5.	Party A is responsible for other matters assigned by the Center;
6.
After national or local laws and regulations amended or changed, Party A is responsible for assisting Party B in maintaining the normal operations of the Center in accordance with corresponding laws and regulations.

Party B’s duties:
1.	It is Party B’s responsibility to invest in radiotherapy equipment that is in compliance with Article 9 of the National Standards;
2.
Since the execution date of the Contract, Party B is responsible for delivering the equipment to the place designated by Party A and completes corresponding installment and adjustment, within two (2) months after the hospital equipment room passes qualification test and ready for equipment installment;

3.	Party B shall work with Party A on researching and confirming the institutional settings and construction plan, and it shall assist Party A throughout the construction process;
4.	Party B shall work with Party A in establishing management mode and charters of the Center;
5.	Party B shall work with Party A to hire first class domestic and international experts and high-level technical staffs;
6.	Party B is responsible for training the founding medical staffs of the Center before their starting date;
7.	Party B is responsible for other matters assigned by the Center.

8.
After Party A provides equipment room and accessory room, Party B shall put all invested equipment/facilities in place within one (1) month. If Party B cannot keep its promise, it will reimburse Party A all expenses in infrastructure constructions.

Chapter Three: COUNCIL

Article 14:
The highest authority of the Center is the Council that consists of five (5) members. Two (2) are appointed by Party A and the other three (3) appointed by Party B.  There is one (1) Chairman, appointed by Party B, and one (1) Vice Chairman, appointed by Party A. The terms of Chairman and Vice Chairman are both four (4) years and they can be reelected under the recommendation of the appointing party.

Article 15:	As the highest authority of the Center, the Council has the power to make all decisions for the Center except the following important matters which have to be agreed by both parties:
1.	The development and modification of the Charter;
2.	Confirmation of the Center’s termination or dissolution, after which the Council shall setup a liquidation committee in charging of liquidating the organization and issuing a liquidation report;
3.	Center key personnel appointment;
4.	Other important matters with regard to the Center (which shall be decided by the majority vote of the Council at meeting).

Article 16:	If the Chairman of the Council for some reason cannot fulfill his/her duties, he or she may temporarily delegate his or her power to the Vice Chairman or other council member(s).

Article 17:	The Council meeting shall be held twice every year, usually in the first half and second half of the year. The Chairman may hold temporary council meetings. All minutes shall be placed on file.

Chapter Four: ORGANIZATION MANAGEMENT

Article 18:
The Radiotherapy Research Center in the Hospital is under direct governance of the Council and runs according to principle of center-director responsibility. Center directors are in charge of daily Center management.

Article 19:	Center shall has one (1) director, recommended by Party B, and one (1) deputy director, recommended by Party A, confirmed and appointed by the Council, with a career term of four (4) years.

Article 20:
Responsibilities of the Center director include implementing Council’s decisions, in charge of medical treatment, marketing, management, financing and other daily center affairs as well as operating works, directly responsible to the Council. Deputy director’s job is to assist the Center director. The Center may appoint certain number of department heads, in charging of activities in each department, accomplishing tasks assigned by the Center director and deputy director.

Article 21:	If director and/or deputy director’s behavior consists of malpractice or gross negligence on duties, they will be fired at will by the Council meeting.

Article 22:	Party A shall assist experts/doctors affirmed by the Council to get medical qualifications and empower them with prescription right.

Article 23:
Machinery equipment, accessories, transportation tools and stationary required by the Center, in the case of the same conditions, shall be purchased in China first rather than in any other country (or countries).

Article 24:
Any equipment, transportation tools or accessories purchased from abroad shall, according to the PRC Import and Export Commodity Inspection Law, be submitted to the PRC commodity inspection agencies for inspection.

Chapter Five: CONSTRUCTION OF THE EQUIPMENT ROOM

Article 25:	Party A shall take all responsibilities in site choosing, design and construction of the equipment room.

Article 26:	Party B is responsible for providing all the technologies required on the construction of the equipment room, and shall assist Party A to build the equipment room.

Chapter Six: LABOR MANAGEMENT

Article 27:
The Council shall determine on issues of employment, dismissal, wages, labor insurance, labor protection, welfare benefits, rewards and punishments of the Center personnel, according to corresponding local labor rules and regulations. The Center shall enter into labor contract with individual personnel and shall perform  accordingly.

Article 28:
The Council shall determine through discussion on issues of employment, wages and benefits, social benefits, and travel expense standards of the high-level executives referred by one party or the other.

Chapter Seven: FINANCE, TAX, AND AUDIT

Article 29:
The Center shall establish its accounting sector and equip with accounting personnel, and have its own independent financial accounting, according to relevant laws and regulations. Both Parties shall work together to set up the Center Finance Implementation Rules and according to the Center Finance Implementation Rules monthly funding and facility maintenance fee will be issued.

Article 30:	Center operating expenses include personnel wages, bonus, water/electricity, maintenance and stationary expense as well as other necessary cost the Center pays for.

Article 31:
The Center shall have independent accounting and financing with independent bank account. Cashier shall be provided by Party A (and employed by the Council) and Accountant in Chief shall be provided by Party B (and employed by the Council), which forms the finance office of the Center. Finance of the Center shall be cleared every month. Center profits, after Center operation cost deducted, shall be distributed to both Parties according to the distribution percentage rule in Article 12 of the Contract.

Article 32:
Financial statements of the Center shall be sent to both parties. Party A shall transfer the profit amount that Party B belongs to into Party B’s designated bank account within one week after such financing statement being received.

Article 33:
Either party may do regular or random auditing, or joint auditing. Both parties have the right to send professionals from accounting firms or its own accountant to check the Center’s accounting. However, they shall let the other party know at least one week ahead.

Article 34:
If the Center needs to pay taxes and management fees, after such payment being made, it shall be added into the Center’s operation cost. If no such payment needs to be made, neither party shall take any responsibility under this provision.

Article 35:
The Center shall take out public accumulation fund and public welfare fund in accordance with relevant laws and regulations. The Council, according to the Center’s income and expenditure during that year, shall determine the annual takeout percentage.

Article 36:
Party A shall promise to separate profits of the Center from its other incomes. With the exception of stipulation in Article 31 that Party A shall transfer Party B’s percentage amount into Party B’s account or otherwise performing under the Council’s orders, Party A shall not move funds at its will and shall act in accordance with the Council’s determinations.

Chapter Eight: ASSET DISPOSAL AFTER THE TERM EXPIRES

Article 37:
At the time when the term of the Contract expires, after the Center’s assets get liquidated, the initial investment into the Center by each party shall still belong to the respective investing party. Other assets which were purchased by the Center during the time it exists shall be distributed equally (5:5) into each party.

Chapter Nine: INSURANCE

Article 38:
All fixed assets of the Center are covered by insurance. The Council shall decide the type of policies, value, and term according to standards provided by the insurance company. The Center shall place the medical malpractice liability insurance. Once medical malpractice or related dispute occurs in the Center, the Hospital shall handle it on behalf of the Center. If financial damage incurred, insurance is the way to solve it. In the event insurance not covering, the Center shall solve the problem directly and any related expenses should be counted as operating cost.

Chapter Ten: CONTRACT MODIFICATION, CHANGE AND TERMINATION

Article 39:	Any modifications on the Contract and its attachments may be taken into effect only after legal representatives of both parties executed certain written agreement.

Article 40:	During the cooperation period, both parties shall adjust their mode of cooperation in accordance with changes made in the national policies with respect to cooperative medical institutes.

Article 41:
Due to changes of national policies or other force majeure that led to contract non-performance or long-term loss to the Center, both parties, by their mutual agreement, may terminate the Contract before its expiration date.

Article 42:
When force majeure that is unexpected, unavoidable and the consequence of which cannot be prevented, including but not limited to earthquake, typhoon, flood and warfare, happened, one party shall immediately notify the other party by telegraph and within fifteen (15) days after the accident happened, provide information about the negative impact the accident had on performance of the Contract. Both parties shall decide, after mutual agreement, whether to terminate the Contract, or partially exempt performance of the Contract or delay performance of the Contract.

Article 43:
If breach of contract or other reasons that lead to neither parties being able to cooperate with each other occurred and the Contract is terminated in the middle way, liquidation process shall be triggered. The main principle in liquidation is Party B takes back all the radiotherapy equipment it invested and Party A gets back all its facilities. The Center’s debts and credits, as well as all of the fixed assets it purchased when clinic was in operation, shall be distributed to the parties according to the profit distribution ratio (stipulated in Article 12) at the time when the Contract is terminated.

Chapter Eleven: DEFAULT RESPONSIBILITIES

Article 44:	Default occurs when either party breaches any provision in the Contract.

Article 45:
Material breach of contract occurs when either party unilaterally misappropriates the Center’s fund/revenue without the Council’s unanimous consent or either party unilaterally moves away radiotherapy equipment Party B invested without the Council’s unanimous consent. The defaulting party shall compensate any resulting damages.

Article 46:
If the Center cannot operate normally or the purpose of operation stipulated in the Contract cannot be reached due to one party’s non-strict fulfillment of its contract obligations or its material breach of contract or material noncompliance of the Charter, the other party who complies with the Contract may terminate the Contract unilaterally or is entitled to collect from breaching party (including direct loss and loss of expected benefits).

Chapter Twelve: JURISDICTION

Article 47:	The contract formation, validity, interpretation, implementation and dispute shall be protected and governed by laws of People’s Republic of China.

Chapter Thirteen: DISPUTE RESOLUTION

Article 48:
Both parties shall try their best to resolve any dispute in execution of the Contract or any related disputes, through friendly negotiation. If such negotiation fails, either party may refer the dispute for litigation at a People’s Court.

Chapter Fourteen: CONTRACT EXECUTION AND OTHERS

Article 49:	The Contract and its attachments shall enter into force after signed and sealed by both parties.

Article 50:
Any notification delivery method between the parties, i.e. telegraph or facsimile, if involved with rights and obligations of any party or parties, shall be promptly made in written letter form. The legal address indicated in the Contract is also the mailing address of the parties.

Article 51:	The Contract has four (4) copies, two (2) of which are held by each party. The Contract shall take into effect by official execution from legal representatives of both parties.

Party A: Liaocheng Traditional Chinese Medical Hospital
(sealed)
Legal Representative: Shang Shangang
August 23, 2007

Party B: Jiancheng Investment Co., Ltd.
(sealed)
Legal Representative: Li Jun
August 23, 2007